EXHIBIT 99.1

Contacts:

For Celgene:

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CELGENE CORPORATION ELECTS MR. MICHAEL W. BONNEY

TO ITS BOARD OF DIRECTORS

SUMMIT, NJ – (April 15, 2015) – Celgene Corporation (NASDAQ: CELG) today announced the election of Michael W. Bonney to its Board of Directors. Mr. Bonney served as Chief Executive Officer and a member of the Board of Directors of Cubist Pharmaceuticals, Inc. from June 2003 until his retirement on December 31, 2014.

In addition to his tenure as CEO of Cubist, Mr. Bonney’s vast healthcare experience includes serving as President and Chief Operating Officer of Cubist from January 2002 to June 2003; holding various positions of increasing responsibility at Biogen, Inc., from 1995 – 2001; and serving in positions of increasing responsibility in sales, marketing and strategic planning at Zeneca Pharmaceuticals over an eleven year period.

Mr. Bonney currently serves as a director of Alnylam Pharmaceuticals, Inc. He is also a trustee of the Tekla complex of life sciences and healthcare dedicated funds. Mr. Bonney was a Director of NPS Pharmaceuticals, Inc. from 2005 until its sale to Shire plc in February 2015. Mr. Bonney received a B.A. in Economics from Bates College and currently chairs the board of trustees of Bates College.

“Mike’s extensive leadership and operational experience will help guide us as we execute our key strategic imperatives,” said Bob Hugin, Celgene Chairman and Chief Executive Officer. “Celgene will benefit greatly from Mike’s knowledge and insights on the increasingly dynamic global healthcare environment.”

About Celgene

Celgene Corporation, headquartered in Summit, New Jersey, is an integrated global pharmaceutical company engaged primarily in the discovery, development and commercialization of innovative therapies for the treatment of cancer and inflammatory diseases through gene and protein regulation. For more information, please visit www.celgene.com. Follow Celgene on Twitter @Celgene, and on Pinterest and LinkedIn.

Forward-Looking Statements

This press release contains forward-looking statements, which are generally statements that are not historical facts. Forward-looking statements can be identified by the words "expects," "anticipates," "believes," "intends," "estimates," "plans," "will," “outlook” and similar expressions. Forward-looking statements are based on management’s current plans, estimates, assumptions and projections, and speak only as of the date they are made. We undertake no obligation to update any forward-looking statement in light of new information or future events, except as otherwise required by law. Forward-looking statements involve inherent risks and uncertainties, most of which are difficult to predict and are generally beyond our control. Actual results or outcomes may differ materially from those implied by the forward-looking statements as a result of the impact of a number of factors, many of which are discussed in more detail in our Annual Report on Form 10-K and our other reports filed with the Securities and Exchange Commission.

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